Lawson Products Announces First Quarter 2020 Results

CHICAGO, April 30, 2020 - Lawson Products, Inc. (NASDAQ: LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the first quarter ended March 31, 2020.

First Quarter Summary Financial Highlights	Three Months Ended March 31,
($ in millions, except earnings per share data)	2020	2019	Change
Net Sales	$91.0	$91.3	(0.3)%
Average Daily Net Sales	$1.422	$1.450	(1.9)%
Number of Business Days	64	63

Reported Operating Income	$18.6	$5.5	236.2%
Adjusted Operating Income (1)	$7.9	$6.0	32.9%

Adjusted EBITDA (1)	$9.5	$7.5	26.8%
Adjusted EBITDA Margin (1)	10.4%	8.2%	+220 bps

Reported Diluted Earnings (loss) Per Share	$1.34	$0.44	$0.90
Adjusted Diluted Earnings Per Share (2)	$0.52	$0.48	$0.04

(1) Excludes the impact of stock-based compensation and severance. (See reconciliation in Table 1)
(2) Excludes the impact of stock-based compensation and severance. (See reconciliation in Table 2)

"During this challenging coronavirus period, Lawson is focused on the safety of our team members, servicing our customers and maintaining our financial strength. Lawson has been deemed an essential business by the government. Our field sales team and distribution network continue to operate while following a strict health protocol. I am confident that the strength and dedication of our team and suppliers, coupled with our financial strength, will see us through this environment,” said Michael DeCata, president and chief executive officer.

"In the first quarter of 2020, revenue decreased slightly over last year. Although sales were increasing sequentially, we experienced declining sales due to the economic impact of the COVID-19 pandemic in the second half of March. Our adjusted operating income improved for the quarter as we leveraged our costs and immediately implemented actions to align our cost structure with the demand environment.

“Our financial position is strong and we are focused on maintaining its strength through effective and disciplined management. In late 2019, we entered into a new $100 million revolving credit agreement that provides us with significant financial flexibility. We entered this pandemic period in a strong position, both operationally and financially, and expect to exit it as strong as we entered it,” concluded Mr. DeCata.

COVID-19

In March 2020, the World Health Organization declared a new strain of coronavirus (“COVID-19”) a pandemic. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility in the financial markets. It is unknown at this time how long these circumstances will exist, when restrictions such as shelter in place orders, social distancing and closures of non-essential businesses will be relaxed, and if these restrictions will be reintroduced at a future date. The pandemic is negatively impacting sales and operations currently and may negatively impact future financial results, liquidity and overall performance of the Company. As Lawson is considered an “essential business,” by the U.S. and Canada governments, our field sales team and distribution network continue to operate, providing service and products to our customers.

We have undertaken a number of steps to address the impact of the COVID-19 pandemic with certain customers having temporarily reduced business hours or shut down entirely. Some of the recurring onsite customer service provided by our sales reps has been limited due to social distancing guidelines and shelter in place orders. As a result, our sales reps continue to reach out to all customers with a portion being serviced via phone, fax and internet-based communications. The Company has also put into place health safety measures for sales reps who visit their customers as well as for our distribution centers and corporate employees. We have also introduced curbside pick-up at The Bolt Supply House branches which all remain open. We are supporting these efforts by reinforcing our supply chain through regular contact with our existing suppliers as well as reaching out to additional suppliers to ensure that orders for inventory are fulfilled in a timely manner and our supply chain remains strong. Our sales reps and our finance group are working in concert to ensure that any customer issues are quickly identified and credit is carefully extended to customers who are able to pay.

We continue to monitor the Company's balance sheet and liquidity position and are taking actions to protect cash flows from operations. The Company ended the first quarter with $4.1 million of cash and cash equivalents and an additional $87.5 million of borrowing capacity under its existing line of credit and through yesterday has approximately the same level of availability. With our committed credit facility being led by JPMorgan Chase, we have access to ample liquidity to fund our requirements. The Company has taken numerous cost reduction actions including furloughing approximately 100 employees, reducing salaries and Board compensation, canceling travel and award trips, consolidating our Suwanee, GA distribution operations into the McCook facility and eliminating non-critical capital expenditures.

We are closely monitoring the operating environment. Looking ahead, we will take all necessary actions to ensure safety for our employees, customers, and suppliers while maintaining our strong financial position.

Highlights

•
Sales of $91.0 million decreased 0.3% year-over-year. Average Daily Sales (ADS) decreased 1.9% to $1.422 million in the first quarter of 2020 compared to $1.450 million in 2019 with one additional selling day in 2020. Sales during the second half of March were noticeably affected by the COVID-19 situation.

•
Reported operating income was $18.6 million compared to $5.5 million in the first quarter of 2019. Non-GAAP adjusted operating income excluding stock-based compensation and severance expense increased 32.9% to $7.9 million from $6.0 million in the year ago quarter. (See reconciliation in Table 1) As a percent of sales adjusted EBITDA improved to 10.4% for the first quarter 2020 from 8.2% in the year ago quarter.

•
Reported net income was $12.5 million for the quarter, or $1.34 per diluted share compared to $0.44 in first quarter of 2019. On an adjusted basis, diluted earnings per share was $0.52 compared to $0.48 a year ago. (See reconciliation in Table 2)

•	Ended the quarter with $4.1 million of available cash and cash equivalents and $87.5 million of additional borrowing capacity under our line of credit.

First Quarter Results

Net sales were $91.0 million in the first quarter of 2020 compared to $91.3 million in the first quarter of 2019. The slight decline in sales reflects a 3.1% decrease in the Lawson segment sales rep productivity driven by decreases within our government and core customers late in the quarter, offset by positive growth within our strategic and Kent Automotive customers. Sales within The Bolt Supply House segment, which represents approximately 11% of consolidated sales, increased 7.5% over the prior year quarter, reflecting strength across multiple product categories and new customers. Average daily sales decreased to $1.422 million compared to $1.450 million in the prior year quarter with one additional selling day in the first quarter of 2020 compared to the first quarter a year ago. The second half of March was noticeably affected by the COVID-19 situation. Excluding the impact of Canadian currency fluctuations, consolidated sales increased 0.2% for the quarter.

Reported gross profit was $48.9 million for the first quarter of 2020, which was unchanged compared to the year ago quarter. Consolidated gross profit as a percentage of sales was 53.7% for the first quarter of 2020 compared to 53.6% in the first quarter of 2019. Excluding selling related costs, the core Lawson MRO segment gross margin was 60.8% in the first quarter 2020, unchanged from a year ago quarter.

Reported selling expenses decreased to $20.0 million in the first quarter of 2020 compared to $21.7 million in the prior year quarter. Despite a slight decline in sales, reported selling expenses decreased to 22.0% from 23.8% in the first quarter of 2019 primarily due to leveraging our fixed selling expenses.

General and administrative expenses decreased $11.3 million to $10.3 million in the first quarter of 2020 compared to $21.6 million in the prior year quarter. The decrease in G&A expense compared to the prior year quarter is primarily due to an $11.1 million decrease in stock-based compensation expense, a portion of which fluctuates with our stock price. Excluding expenses related to stock-based compensation and severance, general and administrative expenses were down 1.0% from a year ago quarter.

Reported operating income in the first quarter of 2020 was $18.6 million compared to $5.5 million in the prior year quarter. Adjusted non-GAAP operating income increased approximately $1.9 million to $7.9 million in the first quarter of 2020 from $6.0 million in the prior year quarter. (See reconciliation in Table 1) For the quarter, adjusted EBITDA was $9.5 million, an improvement of 26.8% over the prior year quarter. (See reconciliation in Table 1)

Reported net income for the first quarter of 2020 was $12.5 million, or $1.34 per diluted share compared to net income of $4.1 million, or $0.44 per diluted share, for the same period a year ago. Non-GAAP adjusted net income was $4.8 million or $0.52 per diluted share compared to $0.48 a year ago. (See reconciliation in Table 2)

At March 31, 2020, Lawson had $4.1 million of available cash and cash equivalents and $87.5 million of additional borrowing capacity under its line of credit. The Company repurchased approximately $1.8 million of its common stock under its share repurchase program.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss first quarter 2020 results at 9:00 a.m. Eastern Time on April 30, 2020. The conference call is available by direct dial at 1-877-737-7051 in the U.S. or 1-201-689-8878 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through May 31, 2020. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 57488#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through May 31, 2020.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson Managed Inventory and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2019, Form 10-K filed on February 27, 2020. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019

Product revenue	$81,335	$81,915
Service revenue	9,700	9,428
Total revenue	91,035	91,343

Product cost of goods sold	37,805	38,007
Service costs	4,309	4,413
Gross profit	48,921	48,923

Operating expenses:
Selling expenses	19,984	21,742
General and administrative expenses	10,299	21,637
Operating expenses	30,283	43,379
Operating income	18,638	5,544

Interest expense	(115)	(197)
Other income (expense), net	(1,111)	472

Income before income taxes	17,412	5,819
Income tax expense	4,879	1,673

Net income	$12,533	$4,146

Basic income per share of common stock	$1.39	$0.46

Diluted income per share of common stock	$1.34	$0.44

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)

	March 31,	December 31,
	2020	2019
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$4,095	$5,495
Restricted cash	802	802
Accounts receivable, less allowance for doubtful accounts of $793 and $593, respectively	41,406	38,843
Inventories, net	56,182	55,905
Miscellaneous receivables and prepaid expenses	6,674	5,377
Total current assets	109,159	106,422

Property, plant and equipment, net	15,662	16,546
Deferred income taxes	18,525	21,711
Goodwill	19,555	20,923
Cash value of life insurance	13,808	14,969
Intangible assets, net	11,276	12,335
Lease assets	10,178	11,246
Other assets	252	277
Total assets	$198,415	$204,429

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	13,730	13,789
Lease obligation	3,825	3,830
Accrued expenses and other liabilities	18,960	39,311
Total current liabilities	36,515	56,930

Revolving line of credit	10,460	2,271
Security bonus plan	11,677	11,840
Lease obligation	8,331	9,504
Deferred compensation	5,327	6,370
Deferred tax liability	5,994	6,188
Other liabilities	3,376	3,325
Total liabilities	81,680	96,428

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, Issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 9,190,171 shares Outstanding - 8,996,267 and 9,043,771 shares, respectively	9,190	9,190
Capital in excess of par value	18,528	18,077
Retained earnings	99,029	86,496
Treasury stock – 193,904 and 146,400 shares, respectively	(7,517)	(5,761)
Accumulated other comprehensive income (loss)	(2,495)	(1)
Total stockholders’ equity	116,735	108,001
Total liabilities and stockholders’ equity	$198,415	$204,429

LAWSON PRODUCTS, INC.
SEC REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2020 and 2019. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP Operating Income to Adjusted Non-GAAP Operating Income and Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Operating income as reported per GAAP	$18,638	$5,544

Stock-based compensation (1)	(10,700)	408

Severance expense	7	27

Adjusted non-GAAP operating Income	7,945	5,979

Depreciation and amortization	1,509	1,478

Non-GAAP adjusted EBITDA	$9,454	$7,457

(1)    A portion of stock-based compensation expense varies with the Company's stock price

Table 2 - Reconciliation of GAAP Net Income and Diluted EPS to
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2020		2019
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net income, as reported per GAAP	$12,533	$1.34	$4,146	$0.44
Pretax adjustments:
Stock-based compensation	(10,700)	(1.16)	408	0.05

Severance expense	7	0.01	27	—

Pretax adjustments	(10,693)	(1.15)	435	0.05

Tax effect (1)	2,994	0.33	(125)	(0.01)

Total adjustments, net of tax	(7,699)	(0.82)	310	0.04

Non-GAAP adjusted net income	$4,834	$0.52	$4,456	$0.48

(1)	Tax affected at quarterly effective tax rate of 28.0% for 2020 and 28.8% for 2019

(2)	Pretax adjustments to diluted EPS calculated on 9.334 million and 9.317 million diluted shares for 2020 and 2019, respectively

Table 3 - Historic Core Lawson Segment Sales and Sales Rep Productivity
(Dollars in Thousands)
(Unaudited)
	Three Months Ended
	Mar. 31 2020	Dec. 31 2019	Sep. 30 2019	Jun. 30 2019	Mar. 31 2019

Number of business days	64	61	64	64	63

Average daily net sales	$1,265	$1,279	$1,295	$1,316	$1,297
Year over year increase (decrease)	(2.5)%	1.7%	3.7%	4.4%	6.9%
Sequential quarter increase (decrease)	(1.1)%	(1.2)%	(1.6)%	1.5%	3.1%

Average active sales rep. count (1)	998	1,002	989	980	991
Period-end active sales rep count	993	1,006	993	982	986

Sales per rep. per day	$1.268	$1.276	$1.309	$1.343	$1.308
Year over year increase (decrease)	(3.1)%	0.3%	1.3%	3.0%	4.4%
Sequential quarter increase (decrease)	(0.6)%	(2.6)%	(2.5)%	2.8%	2.8%

(1)	Average active sales rep count represents the average of the month-ends sales representative count

Table 4 - Consolidated Quarterly Results
(Dollars in Thousands)
(Unaudited)
	Three Months Ended
	Mar. 31 2020	Dec. 31 2019	Sep. 30 2019	Jun. 30 2019	Mar. 31 2019

Average daily net sales	$1,422	$1,452	$1,481	$1,502	$1,450
Year over year increase	(1.9)%	2.7%	5.4%	6.3%	8.2%
Sequential quarter increase (decrease)	(2.1)%	(2.0)%	(1.4)%	3.6%	2.5%

Net Sales	$91,035	$88,566	$94,779	$96,097	$91,343
Gross profit	48,921	46,814	50,574	51,043	48,923

Gross profit percentage	53.7%	52.9%	53.4%	53.1%	53.6%

Selling, general & administrative expenses	$30,283	$51,361	$44,128	$49,420	$43,379

Operating income (loss)	$18,638	$(4,547)	$6,446	$1,623	$5,544

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665